Contact:
Ever-Glory International Group, Inc	CCG Elite Investor Relations
Emily Guo, Chief Financial Executive	Crocker Coulson, President
Phone: +86-25-52096222	Phone: +1-646-213-1915 (New York)
Email: emily@ever-glory.com	Email: crocker.coulson@ccgir.com

For Immediate Release

Ever-Glory Appoints Independent Director,
Strengthens Corporate Governance

Nanjing, China - March 27, 2008 - The Board of Directors of Ever-Glory International Group, Inc. (OTCBB: EVGY) (“Ever-Glory,” the “Company”), a leading apparel manufacturer in the People's Republic of China (“PRC”), today announced that Mr. Zhi-Xue Zhang has been appointed as an independent director of the Company, effective March 26, 2008. Mr. Zhang replaces Ms. Emily Yan Guo, who voluntarily stepped down from the Board of Directors, effective March 26, 2008. She will continue as the Company’s Chief Financial Officer, a position she has held since 2005.

“We are pleased to welcome Mr. Zhang as an independent director to our board of directors. His role as an expert in management and organizational theory will be quite valuable as we continue to evolve as a public company,” said Mr. Edward Yihua Kang, Chairman and Chief Executive Officer of Ever-Glory.“With the addition of Mr. Zhang, our board of directors now has a majority of independent directors, and this will serve to further support our intended transition to a senior U.S. exchange.”

“It is a great honor to join the Board of Directors of an organization with such strong growth opportunities and sound fundamentals,” said Mr. Zhang. “I look forward to working closely with Mr. Kang and the rest of the Board to help Ever-Glory achieve its ambitious growth strategy.”

Mr. Zhang will serve as Chairman of the Company’s newly formed Compensation Committee and as a member of the newly formed Audit Committee. He has more than 15 years of experience in teaching and in the study of psychology and organizational management and has served as an associate professor at Peking University since August 2001. He was a Freeman Fellow at the University of Illinois at Urbana-Champaign from August 2006 to June 2007, and he was a visiting scholar at Northwestern University’s Kellogg School of Management from September 2001 through March 2002. Mr. Zhang received a Ph.D. in Social Psychology from the University of Hong Kong in 1998, an M.S. in Psychology from Beijing Normal University in 1991 and a B.S. in School Education from Henan University in 1988.

The Company previously announced the appointments of independent directors Bennet P. Tchaikovsky and Changyu Qi on March 14. The total number of directors is now five, of whom three are independent. In conjunction with the appointments, the Board of Directors also established the Audit and Compensation Committees.

About Ever-Glory International Group, Inc.

Ever-Glory International Group (OTCBB: EVGY) is a U.S. publicly-traded company engaged in international garment manufacturing for well-known middle- to high-grade casual, outer, and sportswear brands. The Company's U.S. headquarters is in Los Angeles, California, although Ever-Glory also has three subsidiaries, Goldenway Nanjing Garments Co. Ltd., Nanjing New-Tailun Garments Co, Ltd. and Nanjing Catch-Luck Garments Co., Ltd. Ever-Glory has strategic business partners in countries including China, Japan, Europe and the U.S. The Company cooperates with branded retail chains that are widely known in their respective markets. In 2007, 57% of the company’s total sales revenue came from customers in Europe, 16% from Japan, 21% from the United States and 6% from within China. For more information about Ever-Glory International Group, please visit: http://www.everglorygroup.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the company’s ability to accurately complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates and/or joint venture partners, the performance of third parties with whom the company does business, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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